Exhibit 10.11

FIRST AMENDMENT TO AMENDED AND RESTATED LEASE

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LEASE (this “Amendment”) is entered into as of September 16, 2011 (the “Effective Date”), by and between ASLAN III FEDERAL, L.L.C. (formerly known as Transwestern Federal, L.L.C.), a Delaware limited liability company (“Landlord”), and ENERNOC, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Amended and Restated Office Lease dated August 15, 2008 (the “Lease”) for certain premises (the “Original Premises”) on the third (3rd) and eleventh (11th) floors of the building located at 101 Federal Street, Boston, Massachusetts (the “101 Federal Street Building”) and the second (2nd) and third (3rd) floors of the building located at 75 Federal Street, Boston, Massachusetts (the “75 Federal Street Building” and, together with the 101 Federal Street Building, the “Building”).

B. The Original Premises currently consists of approximately 57,034 square feet of rentable area.

C. Tenant desires to lease an additional portion of the Building containing approximately 3,975 square feet of rentable area located on the third (3rd) floor of the 101 Federal Street Building and depicted on Exhibit A attached hereto (the “Additional Space”).

D. Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. Additional Space Commencement Date. Effective as of the Additional Space Commencement Date (hereinafter defined), the Additional Space shall be added to the Original Premises (the Original Premises and the Additional Space shall be collectively referred to as the “Premises”) upon all of the terms and conditions of the Lease as modified herein. The Lease of the Additional Space shall terminate upon the expiration or sooner termination of the Lease with respect to the Original Premises. The term “Additional Space Commencement Date” or “ASCD” shall mean the date upon which Landlord delivers to Tenant possession of the Additional Space free and clear of all occupants. The Additional Space is currently leased by an existing tenant (the “Existing Tenant”) for a term currently scheduled to expire on August 31, 2011. Landlord shall, in good faith, engage in negotiations with the Existing Tenant to terminate such tenant’s lease prior to such scheduled term expiration date; provided, however, that Landlord shall be under no obligation to incur any costs to achieve such early termination. Landlord shall use best efforts to deliver possession of the Additional Space to Tenant by September 1, 2011, and, in any event, not later than the date which is sixty (60) days following the Effective Date. Notwithstanding the foregoing, Landlord’s failure to deliver possession of the Additional Space to Tenant by such date for reasons outside Landlord’s reasonable control, including, without limitation, the holding over in possession of the Additional Space or any portion thereof by the current occupant thereof, shall not affect the enforceability of this Amendment, or subject Landlord to any liability to Tenant for damage or be deemed a default by Landlord of its obligations under the Lease. In the event that Landlord fails to deliver possession of the Additional Space to Tenant by the date which is ninety (90) days following the Effective Date (the “Outside Delivery Date”), Tenant shall have a one (1) time right to terminate the Lease with respect to the Additional Space only by thirty (30) days’ prior written notice to Landlord which notice shall be given no later than ten (10) days following the Outside Delivery Date (provided that if the Additional Space Commencement Date occurs within such 30 day period, Tenant’s election to terminate pursuant to this Section 1 shall be deemed null and void and of no force and effect).

2. Base Rent. Tenant shall pay to Landlord Base Rent with respect to the Additional Space in the manner and at the times set forth in Section 4 of the Lease and in the amounts set forth below, without demand, deduction or setoff, except as expressly provided in the Lease.

Period	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Installments of Base Rent
ASCD to 6/30/2014	$33.00	$131,175.00	$10,931.25

Notwithstanding the foregoing, provided that Tenant is not in default under the terms of the Lease beyond the expiration of applicable periods of notice and cure, Tenant shall be entitled to an abatement of Annual Base Rent and Additional Rent for the Premises for a period of two (2) months commencing on the Additional Space Commencement Date (the “Rent Abatement Period”).

3. Additional Rent. Commencing on the Additional Space Commencement Date, (a) Tenant’s Pro Rata Share for the entire Premises shall mean: (i) six and 95/100 percent (6.95%) of the 101 Federal Street Building, and (ii) eight and 73/100 percent (8.73%) of the 75 Federal Street Building, and (b) the Premises shall be deemed to contain 61,009 square feet of rentable area in the aggregate. With respect to the Additional Space, Tenant shall pay Tenant’s Pro Rata Share of (y) the amount by which Basic Costs for each year of the term of the Lease exceeds Basic Costs for the year 2012, and (z) the amount by which Taxes for each year of the term of the Lease exceeds Taxes for the fiscal year 2012 (i.e., July 1, 2011 through June 30, 2012).

4. Condition of Additional Space. Landlord shall deliver the Additional Space with the existing mechanical systems, plumbing systems and restrooms serving the third (3rd) floor of the 101 Federal Street Building (collectively, the “Third Floor Restrooms”) in good working order. Subject to the foregoing, Tenant acknowledges that it is leasing the Additional Space in its “as is” condition, and that no agreements to alter, remodel, decorate, clean or improve the Additional Space or the Building have been made by Landlord or any party acting on Landlord’s behalf. Notwithstanding the foregoing, Landlord acknowledges that Tenant intends to perform certain alterations and improvements to the Additional Space (“Tenant’s

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Work”). Tenant shall be permitted to perform Tenant’s Work (subject to Tenant’s compliance with the provisions of Section 9 of the Lease) through a contractor reasonably approved by Landlord in advance and pursuant to plans and specifications reasonably approved by Landlord in advance (Landlord hereby acknowledging that it has approved Corderman Construction as Tenant’s contractor). Subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant may select all finishes and design elements for the improvements intended to be performed by Tenant in the elevator corridor on the third (3rd) floor of the 101 Federal Street Building (the “Tenant’s Elevator Corridor Work”). Any such Tenant’s Elevator Corridor Work shall require Landlord’s prior written consent and otherwise be subject to Tenant’s compliance with the provisions of Section 9 of the Lease. Tenant and its contractors shall obtain and pay for insurance (from insurance companies reasonably satisfactory to Landlord) in connection with Tenant’s Work, which insurance coverages and amounts shall be reasonably satisfactory to Landlord in its reasonable discretion. Tenant shall, prior to the commencement of Tenant’s Work, deliver to Landlord evidence of such insurance reasonably satisfactory to Landlord. Tenant’s entry into the Additional Space prior to the Additional Space Commencement Date shall be subject to all of the terms and conditions of the Lease, except that Base Rent and Additional Rent shall not commence to accrue until the Additional Space Commencement Date (as affected by the Rent Abatement Period). Tenant’s Work shall be performed in a good and workmanlike manner, lien-free and in compliance with all applicable laws. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove Tenant’s Work as described in this Section 4 upon the expiration or earlier termination of the Lease.

All costs of Tenant’s Work shall be borne by Tenant; provided, however, Landlord shall contribute up to Fifty-Nine Thousand Six Hundred Twenty-Five Dollars ($59,625.00), being $15.00 per square foot of rentable area of the Additional Space (the “Construction Allowance”), toward the cost of Tenant’s Work (including the cost of finishes and design elements therefor). In addition, notwithstanding anything to the contrary contained in the Lease, Landlord shall not charge Tenant any construction management or supervisory fee, or any fees for the use of the freight elevator in connection with Tenant’s Work. The Construction Allowance shall be available solely to reimburse Tenant for the actual, documented cost of Tenant’s Work and shall not be available to pay for Tenant’s furniture, office equipment or other personal property, or as a rent credit, or for any other purpose. Landlord shall pay to Tenant the portion of the Construction Allowance for which Tenant has qualified for disbursement, following the completion of Tenant’s Work within forty-five (45) days after receipt by Landlord of Tenant’s written demand therefor accompanied by (i) a reasonably detailed description of Tenant’s Work, including, without limitation, the identification of all contractors and material suppliers who have supplied labor or materials in connection with Tenant’s Work, (ii) invoices marked “paid” from all contractors and material suppliers identified pursuant to clause (i), (iii) lien waivers from all contractors and material suppliers identified pursuant to clause (i), and (iv) Tenant’s certification that Tenant’s Work has been completed pursuant to the provisions of this paragraph and Section 9 of the Lease. Prior to commencing Tenant’s Work, Tenant shall submit to Landlord an itemized statement of the estimated costs of completing Tenant’s Work, including, without limitation, costs of obtaining permits; architectural, engineering and contracting fees; and costs of labor and materials (collectively, the “Estimated Cost of Work”). If the Estimated Cost of Work exceeds the Construction Allowance (such excess referred to herein as the “Excess Cost”), then except with respect to the final disbursement, Landlord shall

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deduct from each disbursement made pursuant to this Section 4 (and shall have no obligation to advance the Construction Allowance with respect thereto) an amount equal to (a) the cost of the Tenant’s Work for which such disbursement is being requested, multiplied by (b) a fraction, the numerator of which shall be the Excess Cost and the denominator of which shall be the Estimated Cost of Work. Landlord’s obligation to fund the Construction Allowance shall expire and be of no further force or effect if Tenant fails to complete Tenant’s Work and deliver to Landlord written demand for payment of the Construction Allowance accompanied by the items described in clauses (i) through (iv) above no later than the first (1st) anniversary of the Additional Space Commencement Date; provided, however, that Tenant may apply the Construction Allowance, to the extent not requisitioned by Tenant and in an amount not to exceed $19,875.00 (being $5.00 per square foot of rentable area of the Additional Space), as a credit against Base Rent and Additional Rent due under the Lease. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to disburse any portion of the Construction Allowance, or permit Tenant to apply any portion of the Construction Allowance as a credit against Base Rent and Additional Rent, during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall resume only when and if such default is cured.

Landlord shall also contribute up to $397.50 toward the cost of the initial test fit plan for the Additional Space prepared by Tenant’s architect (the “Test Fit Allowance”).

5. Third Floor Connector. From and after the Additional Space Commencement Date, Tenant shall have, as appurtenant to the Premises (as expanded by this Amendment), the exclusive right (subject to use by Landlord or Landlord’s personnel in connection with the performance of Landlord’s obligations under the Lease, Landlord’s reserved rights with respect to the Common Areas, and emergency use) to use the Third Floor Connector for purposes of access and, subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), installing signage and/or soft seating in accordance with the provisions of Section 6.B of the Lease (but in no event shall Tenant have any right to make any other Alterations to the Third Floor Connector).

6. Maintenance and Repair Obligations for Additional Space. Landlord’s maintenance and repair obligations with respect to the Premises (as expanded by this Amendment) shall be as set forth in the Lease, including without limitation Section 9.C thereof, provided, however, that from and after the Additional Space Commencement Date and notwithstanding anything to the contrary contained in the Lease, Landlord shall maintain the existing heating, ventilation and air-conditioning (“HVAC”) systems serving the Additional Space in good order and condition.

7. Third Floor Restrooms and Hallways. Landlord and Tenant acknowledge that the Third Floor Restrooms are not part of the Premises (as expanded by this Amendment). Notwithstanding the foregoing, Landlord agrees that Tenant shall have exclusive, appurtenant use (subject to use by Landlord or Landlord’s personnel in connection with the performance of Landlord’s obligations under the Lease, Landlord’s reserved rights with respect to the Common Areas, and emergency use) of the Third Floor Restrooms and all hallways on the third (3rd) floor of the 101 Federal Street Building for purposes of access and lavatory use, with no right to make any Alterations thereto (except for the Tenant’s Elevator Corridor Work as set forth in Paragraph 4 above). Notwithstanding anything

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in the Lease to the contrary, Tenant shall, at its sole cost and expense and in accordance with the provisions of Section 9.A of the Lease, maintain the Third Floor Restrooms in compliance with all applicable laws, ordinances, orders, rules and regulations of any governmental entity and otherwise as if such Third Floor Restrooms were contained within the Premises (except that Landlord shall be responsible for (a) any capital repairs or replacements required to keep the plumbing systems serving the Third Floor Restrooms in good working order and (b) for the maintenance of the HVAC systems serving the Third Floor Restrooms and all hallways on the 3rd floor of the 101 Federal Street Building). Landlord shall provide routine janitorial services to the Third Floor Restrooms.

8. Option to Terminate. Section 35 of Exhibit E of the Lease is hereby amended by deleting subsection (ii) in the definition of “Leasing Costs” set forth in the second-to-last sentence of the paragraph, and replacing it with the following:

“(ii) $44,134.00 (representing the total legal fees payable by Landlord in connection with the negotiation and execution of the Lease and the First Amendment to the Lease)”

Notwithstanding the fact that Tenant is expanding into an Offer Space under this First Amendment, Landlord acknowledges and agrees that Tenant shall continue to have its Termination Option relating to the entire Premises (as expanded by this Amendment) as set forth in Section 35 of Exhibit E to the Lease, as amended hereby.

9. Signage. Landlord, at Landlord’s expense, shall provide Tenant with building standard signage on the ground floor lobby directory in the Building, and in the common corridor on each floor of the Premises, as expanded by this Amendment.

10. Parking. From and after the Additional Space Commencement Date, Tenant shall be entitled to use, in the aggregate, up to fifteen (15) parking spaces in the Parking Garage. Tenant’s use of the Parking Garage shall be subject to the terms and conditions of Section 37 of Exhibit E of the Lease

11. Notices. Landlord’s addresses for notices set forth in Section 1.L of the Lease are hereby amended as follows:

(a)	The name “Transwestern Federal, L.L.C.” is deleted and replaced with “Aslan III Federal, L.L.C.”

(b)	The copy address to Transwestern Investment Company is deleted and replaced with:

Pearlmark Real Estate Partners, L.L.C.

200 West Madison, Suite 3200

Chicago, IL 60606

Attn: Owner’s Representative

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12. Termination of Certain Provisions. Effective as of the date of this Amendment, the following sections of the Lease are deemed terminated, void and without further force or effect: Exhibit D of the Lease (entitled “Work Letter”).

13. Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with this Amendment are T3 Advisors and Cushman & Wakefield of Massachusetts, Inc., whose commission and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

14. Limitation of Landlord’s Liability. Any liability of Landlord under the Lease, as amended by this Amendment, shall be limited as set forth in Section 32 of the Lease.

15. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

16. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

LANDLORD:

ASLAN III FEDERAL, L.L.C., a Delaware
limited liability company

By:	/s/ Joseph P. Concepeion
Name: Joseph P. Concepeion
Title: Managing Director

TENANT:

ENERNOC, INC., a Delaware corporation

By:	/s/ David Samuels
Name: David Samuels
Title: Executive Vice President

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EXHIBIT A

ADDITIONAL SPACE

A-1

ENERNOC, INC.

AMENDED AND RESTATED 2007 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

SUB-PLAN FOR AUSTRALIAN EMPLOYEES

(“THE AUSTRALIAN SUB-PLAN”)

Adopted by the Board of Directors on November 21, 2011

ENERNOC, INC.

AMENDED AND RESTATED 2007 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

SUB-PLAN FOR AUSTRALIAN EMPLOYEES

(“THE AUSTRALIAN SUB-PLAN”)

1.	GENERAL

This supplement to the EnerNOC, Inc. Amended and Restated 2007 Employee, Director and Consultant Stock Plan (“the Plan”) sets out the Sub-Plan for Australian employees. (“the Australian Sub-Plan”).

2.	ESTABLISHMENT OF AUSTRALIAN SUB-PLAN

EnerNOC, Inc. (“the Company”) has established the Australian Sub-Plan under Paragraph 4(i) of the Plan, which authorizes the Administrator to establish sub-plans to the Plan.

3.	PURPOSE OF AUSTRALIAN SUB-PLAN

The purpose of the Australian Sub-Plan is to enable the Company to make Stock Grants to Australian Employees in accordance with the Plan.

4.	FUNDRAISING PROVISIONS

The Australian Sub-Plan must be operated in a manner such that each offer of Common Stock made under the Plan in Australia is made to an Australian Employee and, if the Fundraising Provisions would otherwise apply to the offer, is made in compliance with ASIC Class Order 03/184.

5.	RULES OF AUSTRALIAN SUB-PLAN

The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this supplement, form the rules of the Australian Sub-Plan. In the event of any conflict between the rules of the Plan and this supplement, the supplement shall prevail.

6.	RELATIONSHIP OF AUSTRALIAN SUB-PLAN TO PLAN

The Australian Sub-Plan shall form part of the Plan and not a separate and independent plan.

7.	INTERPRETATION

In the Australian Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

5% Condition	the condition in Paragraph 12 of this Australian Sub-Plan;

ASIC	the Australian Securities and Investments Commission;

associated body corporate	the meaning given to that term in ASIC Class Order 03/184;

Australian Employee	a person who is at the time of an offer under this Australian Sub-Plan a full or part time employee or director of the Company or an associated body corporate of the Company and located in Australia. For the avoidance of doubt, a casual employee cannot be Australian employee;

Australian Restricted Stock Agreement	the agreement so named attached to this Australian Sub-Plan;

Corporations Act	the Corporations Act 2001 (Cth);

Eligible Offer Condition	the condition in Paragraph 13 of this Australian Sub-Plan;

Fundraising Provisions	Part 6D.2, Part 6D.3 (except section 736) and Part 7.9 of the Corporations Act;

Local Entity Condition	the condition in Paragraph 11 of this Australian Sub-Plan;

Offer Document	a document prepared to comply with the Offer Document Condition which includes the matters specified in Paragraphs (a), (b) and (c) of Paragraph 10 of this Australian Sub-Plan;

Offer Document Condition	the condition in Paragraph 10 of this Australian Sub-Plan; and

Product Disclosure Statement	the meaning in section 761A of the Corporations Act.

In this supplement, unless the context otherwise requires:

(a)	words and expressions not defined above have the same meanings as are given to them in the Plan;

(b)	the rule headings are inserted for ease of reference only and do not affect their interpretation;

(c)	a reference to a rule is a reference to a rule in this supplement;

(d)	the singular includes the plural and vice-versa and the masculine includes the feminine; and

(e)	a reference to a statutory provision or other law is a reference to an Australian statutory provision or law and includes any modification, amendment or re-enactment thereof.

8.	NO ISSUE OF COMMON STOCK IN CONTRAVENTION WITH AUSTRALIAN LAW

The Company must not, and is not obliged to, offer shares of Common Stock under the Plan in contravention of the Corporations Act or any other law.

9.	ASIC CLASS ORDER 03/184 – OFFERS TO EMPLOYEES ONLY

Offers of shares of Common Stock proposed to be made by the Company in Australia must only be made to Australian Employees and, if the Fundraising Provisions would otherwise apply to the offer, in a manner that enables the Company to obtain the benefit of the relief from the Fundraising Provisions available under ASIC Class Order 03/184. Without limitation, each offer must be made in compliance with:

(a)	the Offer Document Condition;

(b)	the Local Entity Condition;

(c)	the 5% Condition; and

(d)	the Eligible Offer Condition,

but only to the extent necessary in order to enable the Company to obtain the benefit of the relief available under ASIC Class Order 03/184.

10.	OFFER DOCUMENT CONDITION

If required by Paragraph 9, the Company must provide an Offer Document to each Australian Employee that is to receive a Stock Grant pursuant to the Australian Restricted Stock Agreement which Offer Document:

(a)	includes a copy of this Plan including, to avoid doubt, the Australian Sub-Plan;

(b)	details the acquisition price either in Australian dollars or, if the acquisition price is specified in US dollars, the Australian dollar equivalent of that price at the date of the offer; and

(c)	includes an undertaking, and an explanation of the way in which, an Australian associated body corporate of the Company will, during the offer period, within a reasonable time of the Australian Employee requesting, make available to the Australian Employee the US dollar market price of Common Stock and the Australian dollar equivalent of that price.

If the Company is required to comply with the Offer Document Condition then the Company must provide a proforma of the Offer Document, and each document provided to the Australian Employee accompanying the Offer Document to ASIC not later than 7 days after the Company first provides such material to the Australian Employee.

11.	LOCAL ENTITY CONDITION

If required by Paragraph 9, the Company must comply (or, if the Company does not have a registered office in Australia, cause an associated body corporate which does have a registered office in Australia to comply) with any undertaking required to be made in the Offer Document by reason of ASIC Class Order 03/184.

12.	5% CONDITION

If required by Paragraph 9, the Company must take reasonable steps to ensure that the number of shares of Common Stock proposed to be issued or transferred under a Stock Grant when aggregated with:

(a)	the number of shares of Common Stock the subject of outstanding Stock Rights or other rights to Common Stock under the Plan; and

(b)	the number of shares of Common Stock issued or transferred to a Participant, during the 5 years prior to the offer, pursuant to the Plan or any other employee share scheme of the Company,

but disregarding:

(c)	any offer made for shares of Common Stock;

(d)	any offer of an option for the issue or transfer of shares of Common Stock; and

(e)	any shares of Common Stock issued,

by way of or as a result of:

(f)	an offer to a person situated at the time of receipt of the offer outside Australia; or

(g)	an offer that did not need disclosure to investors because of section 708 of the Corporations Act;

(h)	an offer that did not require the giving of a Product Disclosure Statement because of section 1012D of the Corporations Act; or

(i)	an offer made under a disclosure document or a Product Disclosure Statement,

does not exceed 5% of the total number of shares of issued Common Stock at the time of the proposed issue or transfer.

13.	ELIGIBLE OFFER CONDITION

If required by Paragraph 9, the Company may only offer shares of Common Stock pursuant to this Plan if, at the time of the offer, the Common Stock has been quoted on the NASDAQ or another approved foreign market for the purposes of ASIC Class Orders 03/184 throughout the 12 month period immediately before the offer without suspension for more than a total of 2 trading days during that period.

14.	COMPANIES PARTICIPATING IN AUSTRALIAN SUB-PLAN

The Australian companies participating in the Australian Sub-Plan shall each be an associate body corporate of the Company.

15.	NO RESTRICTION

Nothing in this Australian Sub-Plan restricts the Company from undertaking any activity, including the offer or issue of a Stock Right, if such offer or issue is made in compliance with the Corporations Act and other applicable Australian laws.

AUSTRALIAN RESTRICTED STOCK AGREEMENT

ENERNOC, INC.

AGREEMENT made as of the                     , 20 (the “Grant Date”), between EnerNOC, Inc. (the “Company”), a Delaware corporation, and                     (the “Participant”).

WHEREAS, the Company has adopted the EnerNOC, Inc. Amended and Restated 2007 Employee, Director and Consultant Stock Plan (the “Plan”), which includes a Sub-Plan for Australian Employees, to promote the interests of the Company by providing an incentive for employees of the Company or its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to offer to the Participant shares of the Company’s common stock, $.001 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth;

WHEREAS, Participant wishes to accept said offer; and

WHEREAS, the parties hereto understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms of Grant. The Participant hereby accepts the offer of the Company to issue to the Participant, in accordance with the terms of the Plan and this Agreement,                     (        ) Shares of the Company’s Common Stock (such shares, subject to adjustment pursuant to Section 25 of the Plan and Subsection 2.1(h) hereof, the “Granted Shares”) at a purchase price of $.001 per share (the “Purchase Price”), receipt of which is hereby acknowledged by the Participant’s prior service to the Company.

2.1. Forfeiture Provisions.

(a) Lapsing Forfeiture Right. In the event that for any reason the Participant is no longer an employee of the Company or an Affiliate prior to                     (the “Termination”), the Participant (or the Participant’s Survivor) shall, on the date of Termination, immediately forfeit to the Company (or its designee) all of the Granted Shares which have not yet lapsed in accordance with the schedule set forth below (the “Lapsing Forfeiture Right”).

The Company’s Lapsing Forfeiture Right is as follows:

(i) If the Participant’s Termination is prior to [the first anniversary of the Grant Date], all of the Granted Shares shall be forfeited to the Company.

(ii) If the Participant’s Termination is on or after [the first anniversary of the Grant Date], but prior to                     ,     % of the Granted Shares shall be forfeited to the Company (rounded up to the next highest whole number of shares), provided that     % of the Granted Shares shall no longer be subject to the Lapsing Forfeiture Right on the 1st of each quarter after                     and until                     .

(b) Effect of Termination for Disability or upon Death. The following rules apply if the Participant’s Termination is by reason of Disability or death: to the extent the Company’s Lapsing Forfeiture Right has not lapsed as of the date of Disability or death, as case may be, the Participant shall forfeit to the Company any or all of the Granted Shares subject to such Lapsing Forfeiture Right; provided, however, that the Company’s Lapsing Forfeiture Right shall be deemed to have lapsed to the extent of a pro rata portion of the Granted Shares through the date of Disability or death, as would have lapsed had the Participant not become Disabled or died, as the case may be. The proration shall be based upon the number of days accrued in such current vesting period prior to the Participant’s date of Disability or death, as the case may be.

(c) Effect of a For Cause Termination. Notwithstanding anything to the contrary contained in this Agreement, in the event the Company or an Affiliate terminates the Participant’s employment or service for “cause” (as defined in the Plan) or in the event the Administrator determines, within one year after the Participant’s termination, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct that would constitute “cause,” all of the Granted Shares then held by the Participant shall be forfeited to the Company immediately as of the time the Participant is notified that he or she has been terminated for “cause” or that he or she engaged in conduct which would constitute “cause”.

[Accelerated vesting on Change of Control to be determined on a grant-by-grant basis] [(d) Effect of Change of Control. Except as otherwise provided in Subsection 2.1(c) above, the Company’s Lapsing Forfeiture Right shall terminate, and the Participant’s ownership of all Granted Shares then owned by the Participant shall become vested in accordance with the terms and conditions set forth in Section 25(b) of the Plan.]

(e) Escrow. The certificates representing all Granted Shares acquired by the Participant hereunder which from time to time are subject to the Lapsing Forfeiture Right shall be delivered to the Company and the Company shall hold such Granted Shares in escrow as provided in this Subsection 2.1(e). The Company shall promptly release from escrow and deliver to the Participant a certificate for the whole number of Granted Shares, if any, as to which the Company’s Lapsing Forfeiture Right has lapsed. In the event of forfeiture to the Company of Granted Shares subject to the Lapsing Forfeiture Right, the Company shall release from escrow and cancel a certificate for the number of Granted Shares so forfeited. Any cash or securities distributed in respect of the Granted Shares held in escrow, including, without limitation, ordinary cash dividends or shares issued as a result of stock splits, stock dividends or other recapitalizations (“Retained Distributions”), shall also be held in escrow in the same manner as the Granted Shares and all Retained Distributions shall be forfeited to the Company or released from escrow and delivered to the Participant, as the case may be, at such time and in such manner as the Granted Shares to which such Retained Distributions so relate. All ordinary cash dividends retained hereunder shall, during the period in which such dividends are retained by the Company, be deposited into an account at a financial institution selected by the Company, which shall not be required to bear interest or be segregated in a separate account.

(f) Prohibition on Transfer. The Participant recognizes and agrees that all Granted Shares and Retained Distributions which are subject to the Lapsing Forfeiture Right may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company (or its designee).

(g) Failure to Deliver Granted Shares to be Forfeited. In the event that the Granted Shares to be forfeited to the Company under this Agreement are not in the Company’s possession pursuant to Subsection 2.1(e) above or otherwise and the Participant or the Participant’s Survivor fails to deliver such Granted Shares to the Company (or its designee), the Company may immediately take such action as is appropriate to transfer record title of such Granted Shares from the Participant to the Company (or its designee) and treat the Participant and such Granted Shares in all respects as if delivery of such Granted Shares had been made as required by this Agreement. The Participant hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

(h) Adjustments. The Plan contains provisions covering the treatment of Shares in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to the Granted Shares and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

2.2 General Restrictions on Transfer of Granted Shares.

(a) The Participant agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed 90 days following the closing of the offering, plus such additional period of time as may be required to comply with Marketplace Rule 2711 of the National Association of Securities Dealers, Inc. or similar rules thereto (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

(b) The Participant acknowledges and agrees that neither the Company nor, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a Termination, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

3. Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of Granted Shares shall be made in accordance with the requirements of the Securities Act of 1933 and the Corporations Act 2001 (Cth), each as amended, and other relevant laws.

4. Rights as a Stockholder. The Participant shall have all the rights of a stockholder with respect to the Granted Shares, including voting and dividend rights, subject to the transfer and other restrictions set forth herein, including pursuant to Section 2.1(e) hereof and in the Plan.

5. Legend. In addition to any legend required pursuant to the Plan, all certificates representing the Granted Shares to be issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

“The shares represented by this certificate are subject to restrictions set forth in a Restricted Stock Agreement dated as of                     with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

6. Incorporation of the Plan. The Participant specifically understands and agrees that the Granted Shares issued under the Plan are being sold to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound. The provisions of the Plan are incorporated herein by reference.

7. Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Granted Shares issued pursuant to this Agreement, including, without limitation, the Lapsing Forfeiture Right, shall be the Participant’s responsibility.

8. Equitable Relief. The Participant specifically acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Agreement or the Plan, including the attempted transfer of the Granted Shares by the Participant in violation of this Agreement, monetary damages may not be adequate to compensate the Company, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, the Company shall be entitled to equitable relief in any court having competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

9. No Obligation to Maintain Relationship. The Company is not by the Plan or this Agreement obligated to continue the Participant as an employee of the Company or an Affiliate. The Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the Shares is a one-time benefit which does not create any contractual or other right to receive future grants of shares, or benefits in lieu of shares; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when shares shall be granted, the number of shares to be granted, the purchase price, and the time or times when each share shall be free from a lapsing repurchase or forfeiture right, will be at the sole discretion of the Company; (iv) that the Participant’s participation in the Plan is voluntary; (v) that the value of the Shares is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract; and (vi) that the Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10. Notices. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:
EnerNOC, Inc.
Attn: Chief Financial Officer
101 Federal Street, Suite 1100
Boston, MA 02110

If to the Employee:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

11. Benefit of Agreement. Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the courts of Suffolk County, Massachusetts or the federal courts of the United States for the District of Massachusetts.

13. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

14. Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

15. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16. Consent of Spouse/Domestic Partner. If the Participant has a spouse or domestic partner as of the date of this Agreement, the Participant’s spouse or domestic partner shall execute a Consent of Spouse/Domestic Partner in the form of Exhibit A hereto, effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse or domestic partner any rights in the Granted Shares that do not otherwise exist by operation of law or the agreement of the parties. If the Participant subsequent to the date hereof, marries, remarries or applies to the Company for domestic partner benefits, the Participant shall, not later than 60 days thereafter, obtain his or her new spouse/domestic partner’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by having such spouse/domestic partner execute and deliver a Consent of Spouse/Domestic Partner in the form of Exhibit A.

17. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Data Privacy. By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan record keeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of Shares and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENERNOC, INC.

By:
Name:
Title:

Participant:

By:

Print Name:

EXHIBIT A

CONSENT OF SPOUSE/DOMESTIC PARTNER

I,                                          , spouse or domestic partner of                     , acknowledge that I have read the RESTRICTED STOCK AGREEMENT dated as of                     (the “Agreement”) to which this Consent is attached as Exhibit A and that I know its contents. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement. I am aware that by its provisions the Granted Shares granted to my spouse/domestic partner pursuant to the Agreement are subject to a Lapsing Forfeiture Right in favor of EnerNOC, Inc. (the “Company”) and that, accordingly, I may be required to forfeit to the Company any or all of the Granted Shares of which I may become possessed as a result of a court decree and/or any property settlement in any domestic litigation.

I hereby agree that my interest, if any, in the Granted Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Granted Shares shall be similarly bound by the Agreement.

I agree to the Lapsing Forfeiture Right described in the Agreement and I hereby consent to the forfeiture of the Granted Shares to the Company by my spouse/domestic partner or my spouse/domestic partner’s legal representative in accordance with the provisions of the Agreement. Further, as part of the consideration for the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Granted Shares by an outright bequest of the Granted Shares to my spouse or domestic partner, then the Company shall have the same rights against my legal representative to exercise its rights to the Granted Shares with respect to any interest of mine in the Granted Shares as it would have had pursuant to the Agreement if I had acquired the Granted Shares pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the                     day of                     , 20        .

Print name:

A-1

[Enernoc Pty Ltd letterhead]

[Date]

###

###

###

Dear ###

EnerNOC, Inc. Stock Plan

In recognition of your continuing commitment to EnerNOC Pty Ltd (EnerNOC Australia), EnerNOC Australia would like to invite you to participate in the Australian component of the EnerNOC, Inc. Amended and Restated 2007 Employee, Director and Consultant Stock Plan (Australian Plan).

This offer is made on the general terms and conditions contained in the document titled EnerNOC, Inc. Amended and Restated 2007 Employee, Director and Consultant Stock Plan, as amended by the Australian Sub-Plan (Rules), the Australian Restricted Stock Agreement (Agreement) and on the specific terms and conditions set out in this letter. This letter is accompanied by a copy of the Rules and the Agreement. You should read this letter, the Rules and the Agreement carefully.

A capitalised term not defined in this letter that is defined in the Rules or the Agreement has the same meaning in this letter.

Offer

You are invited to apply for [insert] shares of EnerNOC, Inc.’s Common Stock (Shares) at a purchase price of US$0.001 (AU$[insert equivalent on date of Offer]) per Share (Offer) receipt of which is acknowledged by your prior service to EnerNOC Australia. The Offer contained in this letter will remain open until 5:00pm Australian Eastern Standard Time (AEST) on [insert], and if not accepted by that time, it will end unless extended by EnerNOC Australia (Offer Period). EnerNOC Australia reserves the right to accept late acceptances at its absolute discretion.

Acceptance

You may accept the Offer by signing, dating and returning the Agreement to Sonali Dias, Manager, Human Resources, of EnerNOC Australia by no later than 5.00pm AEST on [insert]. Additionally, if you have a spouse or domestic partner, please have that person sign the document in Annexure A of the Agreement. Please return that signed form together with the Agreement.

If the Agreement is duly executed and received by EnerNOC Australia by the required time, the Shares will be issued to you in accordance with the terms of the Rules and the Agreement.

Entitlement to retain Shares

In accordance with the Agreement and the Rules, if for any reason your employment at EnerNOC Australia ends before the dates set out in the table below, on the date that your employment ends you will be required to immediately forfeit the percentage of the total number of Shares issued to you under the Offer in accordance with the following table:

Position ending date	% of Shares to be forfeited
Prior to first anniversary of date of issue	100

[insert]

This table mirrors clause 2.1(a)(ii) of the Australian Restricted Stock Agreement.

If your employment at EnerNOC Australia is terminated for cause or because of death or disability, EnerNOC, Inc. may deal with the Shares issued to you under the Offer in accordance with the Agreement.

Escrow

All Shares issued to you under the Offer will be held in escrow while they are subject to forfeiture rights. Any cash (including dividends) or securities distributed in respect of escrowed Shares will also be held in escrow.

While the Shares are held in escrow, you will not be able to sell, transfer or otherwise deal with the Shares issued to you under this Offer.

Rights as a shareholder

You will have all the rights as a shareholder with respect to the Shares issued to you under the Offer (including Shares held in escrow), including voting and dividend rights, subject to transfer, escrow and other restrictions set out in the Agreement and the Rules.

Market Price

During the Offer Period, upon request, EnerNOC Australia undertakes to make available within a reasonable period:

(1)	the Australian dollar equivalent of the current market price of the Shares as published by NASDAQ as the final price on the previous day on which the Shares were traded; and

(2)	the current Australian dollar equivalent of the purchase price for the Shares the subject of Offer.

The Australian currency equivalent of a price will be calculated by reference to the exchange rate published by the Reserve Bank of Australia on the business day before the date the information is made available to EnerNOC Australia.

Tax

This section contains a brief summary of the taxation treatment of Shares issued to Australian Employees under the Australian Plan. However, the tax considerations outlined below are general in nature and do not take into account the specific taxation circumstances of each individual participant. The taxation consequences may vary depending upon the particular circumstances of each individual participant. Accordingly you should seek your own independent taxation advice before applying to participate in the Australian Plan.

The following analysis is based on the law in force, and administrative practice of the Commissioner of Taxation (Commissioner), as of November 21, 2011. Changes to the law or the way the Commissioner administers the law may result in different tax treatment of the Shares. You should be aware that the ultimate interpretation of the taxation law rests with the courts.

The following analysis assumes that you are, and remain, an Australian resident for tax purposes. You should note that there are particular taxation consequences for non-residents or for residents whose tax residency status changes.

Employee Share Scheme Provisions

The employee share scheme provisions in Division 83A of the Income Tax Assessment Act 1997 (ITAA 97) will have application to Shares granted to you under the Australian Plan.

Broadly, under the employee share scheme provisions, where you acquire shares under an employee share scheme your assessable income includes any “discount” (compared to market value) given in relation to the shares.

The Australian Plan has been designed to enable you to obtain the benefit of what is known as the “tax deferral concession”. Ordinarily, the discount on your Shares would be subject to tax in the income year of grant of the Shares. The tax deferral concession provides for the tax on the discount on your Shares to be deferred until the income tax year in which the deferred taxing point arises (see below).

The tax deferral concession will apply if:

(1)	you are employed by EnerNOC Australia (being a subsidiary of EnerNOC, Inc.);

(2)	your Shares are common stock in EnerNOC, Inc.;

(3)	at least 75% of the Australian-resident permanent employees of EnerNOC Australia who have completed at least 3 years of service (whether continuous or non-continuous) are entitled to acquire Shares under the Australian Plan or under another employee share scheme operated by EnerNOC, Inc.;

(4)	immediately after you acquire the Shares:

(a)	you do not hold a beneficial interest in more than 5% of the shares in EnerNOC, Inc.;

(b)	you are not in a position to cast, or control the casting of, more than 5% of the maximum number of votes that might be cast at a general meeting of EnerNOC, Inc.; and

(5)	there is a real risk that, under the conditions of the Australian Plan, you will forfeit or lose your Shares (other than by disposing of them) (real risk of forfeiture).

If you do not meet the above conditions for tax deferral, you will be taxed on the discount on your Shares in the income year of grant.

Based on current Australian Tax Office guidance, EnerNOC, Inc. believes that the condition requiring you to have been continuously employed by EnerNOC, Inc or an Affiliate (such as EnerNOC Australia) from the Grant Date until the forfeiture rights lapse will satisfy the real risk of forfeiture test.

If tax deferral applies, and subject to one qualification (refer below), the deferred taxing point of the Shares is the earlier of:

(1)	the time when there is no longer a real risk of forfeiture and no genuine disposal restrictions apply (such as escrow, insider trading prohibitions under applicable securities law or trading restrictions under the EnerNOC, Inc. Share Trading Policy, e.g. a prescribed black-out period);

(2)	cessation of your employment with EnerNOC Australia; and

(3)	7 years from the Grant Date of the Shares.

The exception is that if you dispose of your Shares within 30 days of what would otherwise be the deferred taxing point (as set out in the above paragraph), the deferred taxing point will instead be the date of disposal of the Shares.

The “discount” on your Shares will typically be the market price of a Share at the deferred taxing point less any purchase price multiplied by the number of Shares (or, if the exception set out in the above paragraph applies, your disposal proceeds).

How does capital gains tax apply going forward?

Where tax deferral applies, you will be deemed to have acquired your Shares on the date the deferred taxing point occurs for the “market value” used in determining the “discount” on which tax is paid under the employee share scheme provisions.

Your Shares will be subject to the capital gains tax regime going forward. If a CGT event happens to your Shares you may realise a capital gain or loss.

Contact

If you have any queries in relation to the matters set out in this letter, please contact Jeff Renaud, Director, Australia & New Zealand, or Sonali Dias, Manager, Human Resources, of EnerNOC Australia.

Other terms and conditions

The term relating to your participation in the Australian Plan may be amended unilaterally by the Administrator where the Administrator considers it reasonably necessary to do so, even if your rights will be adversely affected by the amendment.

IMPORTANT NOTES:

To accept the Offer for Shares, please return a signed copy of the enclosed Agreement to:

Sonali Dias, Manager, Human Resources, of EnerNOC Australia

The Agreement must be received at the above address no later than 5pm AEST on [insert].

Yours faithfully

David Samuels, Executive Vice President of EnerNOC, Inc.